EXHIBIT 10.1

TERMINATION AND MODIFICATION AGREEMENT

THIS TERMINATION AND MODIFICATION AGREEMENT (this “Agreement”), effective as of the opening of business on April 27, 2009 (the “Effective Date”), is made and entered into by and among Georgia-Pacific LLC (f/k/a Georgia-Pacific Corporation) (“GP”), BlueLinx Corporation and BlueLinx Services, Inc. (together with BlueLinx Corporation, “BlueLinx”). Capitalized terms not otherwise defined herein shall have the same meaning as in that certain Master Purchase, Supply and Distribution Agreement (the “Master Agreement”), dated May 7, 2004, by and among GP and BlueLinx, including all exhibits, schedules and amendments thereto.

WHEREAS, GP has provided BlueLinx with termination notice in accordance with the Master Agreement effectively terminating the Master Agreement as of May 7, 2010 except with respect to the Master Agreement as it solely relates to Exhibit B and Exhibit B thereto, in each case limited to Decorative Paneling (as such term is defined in Exhibit B), (the “Exhibit B Exclusion”);

WHEREAS, GP desires to effect the termination of the Master Agreement except the Exhibit B Exclusion as of the Effective Date and enter into a new agreement with BlueLinx pursuant to which Georgia-Pacific Wood Products LLC (“GP Wood Products”) sells plywood panels and oriented strand board panels (the “Products”) to BlueLinx without contractual restrictions as to customers, geography or otherwise; and

WHEREAS, in exchange for a payment from GP and other good and valuable consideration, BlueLinx desires to effect the termination of the Master Agreement except the Exhibit B Exclusion as of the Effective Date and enter into a new agreement with GP Wood Products pursuant to which BlueLinx purchases the Products;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

Section 1. Termination. As of the Effective Date, GP and BlueLinx agree to terminate the Master Agreement, except the Exhibit B Exclusion and such rights or claims as may be created or reserved by Section 4 hereof, without further liability on the part of GP or BlueLinx to the other. For the sake of clarity, the termination described above in the preambles hereto now shall be effective as of the Effective Date instead of as of May 7, 2010 and the Master Agreement shall be of no further force and effect, including, without limitation, Section 10.4 (Transactions after Termination) thereof, as of the Effective Date except as the Master Agreement relates solely to Exhibit B thereof and the surviving obligations described in Section 4 hereof. The Exhibit B Exclusion shall terminate automatically as of May 7, 2010 at which point the Master Agreement in its entirety, including the Exhibit B Exclusion, shall be of no further force and effect except in connection with the surviving obligations described in Section 4 hereof.

Section 2. Buy-Out. In exchange for the early termination described in Section 1 above and entering into the Terms and Conditions of Sale (as defined below), GP shall pay to BlueLinx an aggregate of $18,825,000.00 (EIGHTEEN MILLION EIGHT HUNDRED TWENTY-FIVE THOUSAND US DOLLARS 00/100) in four equal installment payments of $4,706,250 (FOUR MILLION SEVEN HUNDRED SIX THOUSAND TWO HUNDRED FIFTY US DOLLARS 00/100) to be made on May 1, 2009, August 3, 2009, November 2, 2009 and February 1, 2010, in each case in immediately available funds via wire transfer to the account designated by BlueLinx to GP in writing.

Section 3. Future Transactions. As of the Effective Date, transactions with respect to the purchase of the Products by BlueLinx or affiliates of BlueLinx from GP Wood Products shall be governed by the terms and conditions attached hereto as Schedule 1 (the “Terms and Conditions of Sale”). For the sake of clarity, the products described in that certain Purchase Agreement for Engineered Lumber Products (the “EL Agreement”), dated February 12, 2009, by and between GP Wood Products and BlueLinx, shall continue to be governed by such EL Agreement, which is being amended contemporaneously with the execution of this Agreement by the execution of the amendment to the EL Agreement attached hereto as Schedule 2. Additionally, for the sake of clarity, Section 6(f) of Exhibit A to the EL Agreement applies to all employees of GP Wood Products and BlueLinx, respectively, and not just employees involved in the respective businesses related to engineered lumber products. Simultaneously with the execution hereof, BlueLinx shall, and GP shall cause GP Wood Products to, execute and deliver to the other the Terms and Conditions of Sale. For purposes of this Agreement, “affiliate” of any party means any person or entity of any nature controlling, controlled by, or under common control with such party.

Section 4. Release.

a) BlueLinx Release. Except as to such rights or claims as may be created or reserved by this Section, BlueLinx, for itself and its respective subsidiaries, parents, affiliates, officers, directors, shareholders, principals, agents, employees, representatives, attorneys, predecessors or successors (by merger or otherwise) and assigns, and for any partnerships, corporations, sole proprietorships or other entities fully or partly owned or controlled by it (collectively, the “BlueLinx Releasors”), hereby forever and fully remises, releases, acquits and discharges GP and its respective subsidiaries, parents, affiliates, officers, directors, shareholders, principals, agents, employees, representatives, attorneys, predecessors or successors (by merger or otherwise) and assigns, of and from any and all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, arrangements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, claims, demands or other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether at law or in equity, that BlueLinx ever had, now has or hereafter may have against GP, arising out of, referring, or relating in any way to the Master Agreement, its negotiation, performance, non-performance or termination, but specifically excepting from such release (i) the Exhibit B Exclusion, (ii) rights of BlueLinx to indemnification pursuant to Section 9.2 of the Master Agreement only with respect to Third Party Claims (as defined therein), (iii) Article 11 (Protection of Seller Proprietary Information) of the Master Agreement and (iv) Section 13.14 (Confidentiality) of the Master Agreement (collectively, the “BlueLinx Released Claims”). In addition, the BlueLinx Releasors hereby covenant not to sue GP, whether by way of claim, compliant, cross-claim, counterclaim, arbitration demand, or any other form of dispute resolution, with regard to any allegation or claim that arises from, refers, or relates in any way to the BlueLinx Released Claims. Notwithstanding the foregoing, this release by the BlueLinx Releasors shall be null and void if GP fails to timely make any of the payments described in Section 2 of this Agreement.

b) GP Release. Except as to such rights or claims as may be created or reserved by this Section, GP, for itself and its respective subsidiaries, parents, affiliates, officers, directors, shareholders, principals, agents, employees, representatives, attorneys, predecessors or successors (by merger or otherwise) and assigns, and for any partnerships, corporations, sole proprietorships or other entities fully or partly owned or controlled by it (collectively, the “GP Releasors”), hereby forever and fully remises, releases, acquits and discharges BlueLinx and its respective subsidiaries, parents, affiliates, officers, directors, shareholders, principals, agents, employees, representatives, attorneys, predecessors or successors (by merger or otherwise) and assigns, of and from any and all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, arrangements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, claims, demands or other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether at law or in equity, that GP ever had, now has or hereafter may have against BlueLinx, arising out of the Master Agreement or its termination described herein, but specifically excepting from such release (i) the Exhibit B Exclusion, (ii) rights of GP to indemnification pursuant to Section 9.2 of the Master Agreement only with respect to third party claims against GP related to Buyer Additional Warranties (as defined in the Master Agreement), (iii) rights of GP to payment for Product (as defined in the Master Agreement) sold by GP to BlueLinx under the Master Agreement, (iv) Article 11 (Protection of Seller Proprietary Information) of the Master Agreement, and (v) Section 13.14 (Confidentiality) of the Master Agreement (collectively, the “GP Released Claims”). In addition, the GP Releasors hereby covenant not to sue BlueLinx, whether by way of claim, compliant, cross-claim, counterclaim, arbitration demand, or any other form of dispute resolution, with regard to any allegation or claim that arises from, refers, or relates in any way to the GP Released Claims. Notwithstanding the foregoing, this release by the GP Releasors shall be null and void if GP fails to timely make any of the payments described in Section 2 of this Agreement.

c) No Admission. The terms and conditions set forth in this Section shall not be deemed an admission of liability by any party hereto for any acts or omissions as the same are expressly denied.

Section 5. No Right of Setoff. Notwithstanding any common law rights that may exist and notwithstanding the terms of any other agreement between BlueLinx and GP (or any of their respective affiliates), neither GP nor any of its affiliates shall be entitled, and each hereby waives any right it may have to, setoff against the payments specified in Section 2 hereof any amounts that may be owed or allegedly owed by BlueLinx to GP; provided, however, GP shall have the right to setoff, and reduce dollar for dollar pursuant to the doctrine of recoupment, any and all amounts owed by GP to BlueLinx hereunder against any and all amounts owed by BlueLinx to GP under the Master Agreement in the event that BlueLinx is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes a general assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or is the subject of any other insolvency proceeding.  BlueLinx hereby acknowledges and agrees that its claims hereunder and GP’s claims under the Master Agreement arise out of the same transaction and that GP may exercise recoupment rights with respect to such claims, subject to the limitations above.  In furtherance of the foregoing, BlueLinx hereby consents to the vacation of, and waives any right to oppose any request by GP to vacate, the automatic stay or other stay in any bankruptcy proceeding to the extent necessary to permit GP to exercise its setoff and recoupment rights in accordance with this section 5.

Section 6. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which, insofar as practical, implements the purpose of this Agreement.

Section 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Section 8. Governing Law. This Agreement shall be governed by, and any matter or dispute arising out of this Agreement shall be determined by, the laws of the State of Georgia, and the courts of Georgia shall have exclusive jurisdiction without reference to the choice of law, conflicts of law, or principles of any other state which might otherwise be applied. GP AND BLUELINX HEREBY CONSENT TO JURISDICTION, PERSONAL AND OTHERWISE, OF SUCH COURTS, AND HEREBY WAIVE ANY OBJECTION OF ANY NATURE TO VENUE IN SUCH COURTS.

Section 9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, representatives and permitted assigns.

Section 10. Interpretation. This Agreement was fully negotiated by both parties hereto and shall not be construed more strongly against either party hereto regardless of which party is responsible for its preparation.

Section 11. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

Section 12. Further Assurances. Upon the reasonable request of any other party, each party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Agreement.

Section 13. Entire Agreement. This Agreement, including the Schedules attached hereto, represents the entire agreement of the parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are superseded by the terms of this Agreement except that the EL Agreement shall continue to govern the purchase and sale of the products described therein. This Agreement may be modified or amended only in writing signed by all of the parties which expressly refers to this Agreement and states an intention to modify or amend it.

Section 14. Authority. The undersigned hereby represent, promise and warrant they possess the ability to the bind parties identified herein for all purposes related to this Termination Agreement and the Terms and Conditions of Sale.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

“GP”

GEORGIA-PACIFIC LLC

By: /s/ Michael T. Rehwinkel
Name: Michael T. Rehwinkel
Title: Senior Vice President – Wood Products

“BlueLinx”

BLUELINX SERVICES INC.

By: /s/George R. Judd
Name: George R. Judd
Title: CEO & President

BLUELINX CORPORATION

By: /s/George R. Judd
Name: George R. Judd
Title: CEO & President